SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement

|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            NOVASTAR FINANCIAL, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or Item
    22(a)(2) of Schedule 14A.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1. Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2. Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

   _____________________________________________________________________________

4. Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5. Total fee paid:

   _____________________________________________________________________________

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1. Amount Previously Paid: _________________________________________________

    2. Form, Schedule or Registration No.:______________________________________

    3. Filing Party: ___________________________________________________________

    4. Date Filed: _____________________________________________________________

                                    NOVASTAR

                            NOVASTAR FINANCIAL, INC.
                         1901 West 47th Place, Suite 105
                             Westwood, Kansas 66205
                                 (913) 362-1090
                                 (913) 514-3500

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of NovaStar Financial, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of NovaStar Financial, Inc., a Maryland corporation (the "Company"), to be held on Wednesday, May 13, 1998 at 3:00 p.m., Central Daylight Time, at the Crowne Plaza, 4445 Main Street, Kansas City, Missouri, for the following purposes:

     1. The election of Class II Directors of the Company's Board of Directors to serve until the Company's Annual Meeting of Stockholders to be held in 2001 or until such directors' successors are elected and qualified;

     2. Ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ended December 31, 1998;

     3. To consider and act upon a proposal to approve technical amendments to the Company's Charter (i) to conform to the requirements of the New York Stock Exchange and (ii) to clarify the application of the Company's 9.8% REIT-qualifying stock ownership restriction; and

     4. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. The Board of Directors has fixed the close of business on March 16, 1998 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

     In order that your shares may be represented at the Annual Meeting, management requests that you date, execute and promptly mail the enclosed proxy in the accompanying postage-paid envelope. A proxy may be revoked by a shareholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Annual Meeting and voting in person.

                                        By Order of the Board of Directors



                                        SCOTT F. HARTMAN
Westwood, Kansas                        Chairman of the Board and Secretary
March 30, 1998

WORD:NNN/NOV0225A.NOT


                   -------------------------------------------
                             YOUR VOTE IS IMPORTANT
                   PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.
                   -------------------------------------------

                                    NOVASTAR

                            NOVASTAR FINANCIAL, INC.
                         1901 West 47th Place, Suite 105
                             Westwood, Kansas 66205
                                 (913) 362-1090
                                 (913) 514-3500

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 13, 1998

To Our Stockholders:

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NovaStar Financial, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, May 13, 1998 at 3:00 p.m., Central Daylight Time, at the Crowne Plaza, 4445 Main Street, Kansas City, Missouri, and any adjournments thereof. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are being provided to stockholders beginning on or about March 30, 1998.

                               GENERAL INFORMATION

Solicitation of Proxies

     The enclosed proxy is solicited by the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone, facsimile transmission and telegram on behalf of the Company by directors and officers of the Company. Banks, brokerage house nominees and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to their beneficial owners. The Company does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this Proxy Statement, the cost is estimated to be less than $5,000 plus reasonable out-of-pocket expenses.

Voting Rights

     Holders of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at the close of business on March 16, 1998, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 7,828,665 shares of Common Stock were outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of stockholders representing 50% or more of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. If a quorum is present, (i) a plurality of the votes cast at the Annual Meeting is required for election of a director, (ii) the affirmative vote of the majority of the outstanding shares of the Company is required to amend the Company's Charter as described herein, and (iii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. Cumulative voting in the election of directors is not permitted. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against all matters presented at the Annual Meeting other than the election of directors. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Accordingly, a broker non-vote will have no effect on items (i) and (iii) above but will have the same effect as a vote against item (ii) which requires the approval of the majority of outstanding shares.

Voting of Proxies

     Shares of the Common Stock represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this proxy statement as directors, FOR the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998, and FOR the adoption of certain amendments to the Company's Charter as described herein.

     The management and the Board of Directors of the Company know of no matters to be brought before the Annual Meeting other than as set forth herein. To date, no stockholders' proposals have been received by the Company. However, if any other matter of which the management and Board of Directors of the Company are not now aware is presented properly to the stockholders for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Revocability of Proxy

     The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy, or by attending the Annual Meeting and voting in person.

Annual Report

     The 1997 Annual Report including financial statements for the year ended December 31, 1997, which is being mailed to stockholders together with the Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, designated Class I, Class II and Class III, with one class standing for election at the annual meeting of stockholders each year. Class II directors are to be elected at this year's Annual Meeting. The nominees for Class II directors of the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominee for directors listed below unless otherwise specified by the stockholder. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as director. The nominees listed below already serve as directors of the Company.

     The election to the Board of Directors of the nominees identified in the Proxy Statement will require the affirmative vote of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting.

     The Board of Directors unanimously recommends that stockholders vote FOR the nominees identified below.

Nominees to Board of Directors

                      Name                    Position with the Company
                      ----                    -------------------------

               W. Lance Anderson        President and Chief Operating Officer

               Gregory T. Barmore       Director

Class II - Nominees

     W. Lance Anderson, age 37, is a co-founder of the Company, President and Chief Operating Officer of the Company and has been a member of the Board of Directors since 1996. His primary responsibility is to manage the Company's mortgage origination and servicing operations. Prior to NovaStar, Mr. Anderson most recently served as Executive Vice President of Dynex Capital, Inc. (Dynex) formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed Real Estate Investment Trust. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex' single-family mortgage operation, Saxon Mortgage.

     Gregory T. Barmore, age 56, was most recently Chairman of the Board of GE Capital Mortgage Corporation (GECMC), a subsidiary of General Electric Capital Corporation (GE Capital) headquartered in Raleigh, North Carolina. He has served on the Board of Directors since 1996. He was responsible for overseeing the strategic development of GECMC's residential real estate-affiliated financial business, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital. He also serves as Chairman of the Board of Trustees of the National Institute for Community Empowerment and is a trustee for Bennett College and the Maine Maritime Museum. Mr. Barmore was selected to serve on the Company's Board as an Independent Director without regard to the GE Capital investment in the Company and accordingly there are no arrangements with GE Capital or its affiliates regarding his term of office or other aspects of his service on the Board.

Class III Directors - Terms Expiring 1999

     Scott F. Hartman, age 38, is a co-founder of the Company, Chairman of the Board of Directors since 1996 and Chief Executive Officer. His primary responsibilities are to interact with the capital markets and oversee the Company's portfolio of investments and the securitization of the Company's mortgage loan production. Mr. Hartman most recently served as Executive Vice President of Dynex. His responsibilities while at Dynex included managing a $4 billion investment portfolio, overseeing the securitization of mortgage loans originated through Dynex' mortgage operation and the administration of the securities issued by Dynex.

     Jenne K. Britell, age 55, has been a member of the Board of Directors since 1996. Ms. Britell served in 1996 and 1997 as President and General Manager of G.E. Capital Mortgage Services, Inc. (GECMS) and currently serves as Group Vice President, Central and Eastern Europe, GE Capital. Before joining GE Capital, she was Executive Vice President and Chief Lending Officer of Dime Savings Bank of New York, FSB, the nation's fifth largest thrift, for three years. Prior to these positions, she was Chairman and Chief Executive Officer of HomePower, Inc. an international consulting firm, from March 1990 to April 1993. She also served as President of the Polish American Mortgage Bank, Warsaw, Poland, the first private residential construction and mortgage lending institution based on Western model, in Eastern Europe and is currently vice chairman of its supervisory board.

Class I Director - Term Expiring 2000

     Edward W. Mehrer, age 59, has been a member of the Board of Directors since 1996. He is presently the Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel (Marion), formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President and Chief Financial Officer and a Director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat, Marwick, Mitchell & Co., the predecessor firm to KPMG Peat Marwick LLP, in Kansas City, Missouri.

Committees of the Board

     Audit Committee. The Audit Committee is composed of Mr. Mehrer and Ms. Britell. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Compensation Committee is composed of Mr. Barmore and Mr. Mehrer. The Compensation Committee determines the compensation of the Company's executive officers.

     During the year ended December 31, 1997 there were ten meetings of the Board of Directors, two meetings of the Audit Committee, and three meetings of the Compensation Committee. Each director participated in at least 75% of the total number of Board of Directors meetings and the committees on which they served, except for Jenne Britell who attended 60%.

Compensation of Directors

     The Company pays directors who are not employed by the Company ("Independent Directors") $10,000 per year plus $500 for each meeting attended in person. In addition, each Independent Director has been granted options to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the Common Stock on the day after each annual meeting of stockholders. In addition, Mr. Barmore and Mr. Mehrer were granted options to purchase 5,000 shares of Common Stock at $18 per share in connection with the Company's 1997 initial public offering of Common Stock. However, as the GE Capital nominee and pursuant to GE Capital's internal policy, Ms. Britell does not receive any compensation (including fees and stock options) for her services on the Board of Directors. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors.

Management Of The Company

     The executive officers of the Company and their positions are as follows:

     Name                Position With The Company               Age
     ----                -------------------------               ---
     Scott F. Hartman    Chairman of the Board and Chief
                         Executive Officer                       38
     W. Lance Anderson   President and Chief Operating Officer   37
     Mark J. Kohlrus     Senior Vice President, Treasurer and
                         Chief Financial Officer                 38

     The executive officers serve at the discretion of the Company's Board of Directors. Biographical information regarding Mr. Hartman and Mr. Anderson is provided above. Biographical information regarding Mr. Kohlrus is set forth below.

     Mark J. Kohlrus, age 38, is Senior Vice President, Treasurer and Chief Financial Officer. In that role, Mr. Kohlrus is responsible for all accounting and finance functions, including external reporting and compliance with REIT regulations. Prior to his joining the Company in December 1996, Mr. Kohlrus was employed by the public accounting firm of KPMG Peat Marwick LLP (KPMG) in Kansas City, Missouri, for nearly 15 years. During his tenure with KPMG, Mr. Kohlrus worked extensively in the firm's Financial Services practice and was involved in several public stock and debt offerings.

Beneficial Ownership of Common Stock by Large Securityholders

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 31, 1997 by each person other than members of management known to the Company to beneficially own more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                         Beneficial Ownership
                                                          of Common  Stock(1)
     Name  and  Address of  Beneficial  Owner          Shares           Percent
     ----------------------------------------          ------           -------

     Wellington Management Company(2)
     75 State Street
     Boston, MA 02109                                1,608,400          18.93%

     Lindner Dividend Fund(3)
     7711 Carondolet Avenue,
     Suite 700 St. Louis, MO 63104                   1,583,334          18.64

     General Electric Capital Corporation(4)
     260 Long Ridge Road
     Stamford, CT 06927                              1,333,332          15.69


     First Financial Fund, Inc.(5)
     c/o Wellington Management Company
     75 State Street
     Boston, MA 02109                                  933,400          11.25

     Wallace R. Weitz & Company(6)
     1125 South 103rd Street
     Suite 600 Omaha, NE 68124-6008                    916,666          11.23

----------
(1) Assuming no exercise of Warrants (except by the Securityholder named, separately).
(2) Consists of 466,700 shares of Common Stock currently outstanding, and 466,700 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by First Financial Fund, Inc., for whom Wellington Management Company ("Wellington") acts as investment advisor and over which Wellington has shared investment power; 200,000 shares of Common Stock currently outstanding, and 200,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Bay Pond Partners, L.P., for whom Wellington acts as investment advisor and over which Wellington has shared voting and investment power.
(3) Includes 666,667 shares of Common Stock issuable upon the exercise of Warrants.
(4) Includes 666,666 shares of Common Stock issuable upon the exercise of Warrants.
(5) Includes 466,700 shares of Common Stock issuable upon the exercise of Warrants. Wellington acts as investment advisor and shares investment power with First Financial Fund, Inc. See footnote 2.
(6) Consists of 205,000 shares of Common Stock currently outstanding, and 205,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Series Fund, Inc.; 65,000 shares of Common Stock currently outstanding, and 65,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Partners, Inc,; and 63,333 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Partners III Limited Partnership. Wallace R. Weitz, as President of Weitz Series Fund, Inc. and Weitz Partners, Inc. and as general partner of Weitz Parterres III Limited Partnership, may be deemed to beneficially own such shares of Common Stock.

Beneficial Ownership of Common Stock by Directors and Management

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 31, 1997, by (i) each director, (ii) the Company's executive officers, and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                       Beneficial Ownership
Name of Beneficial Owner                               of Common  Stock(1)
------------------------                               -------------------
                                                     Number           Percent

Scott F. Hartman(2)                                  509,665            6.29
W. Lance Anderson(3)                                 520,065            6.42
Edward W. Mehrer(4)                                   37,250             *
Gregory T. Barmore(5)                                  1,250             *
Jenne K. Britell                                        --              --
Mark J. Kohlrus(6)                                     8,200             *
All Directors and Executive
Officers as a Group (6 persons)                    1,076,430           13.31

----------
*    Less than one percent.
(1) Assuming no exercise of the Warrants and exercisable options (except by the Securityholder named, separately).
(2) Consists of 236,666 shares of Common Stock and 128,333 warrants, including 20,000 of each owned jointly with his wife, and 144,666 shares of Common Stock issuable upon the exercise of options.
(3) Consists of 241,866 shares of Common Stock and 133,533 warrants, all of which are owned jointly with his wife, and 144,666 shares of Common Stock issuable upon the exercise of options.
(4) Consists of 24,000 shares of Common Stock and 12,000 Warrants, including 2,000 of each owned by his wife, and 1,250 shares of Common Stock issuable upon the exercise of options.
(5) Consists of 1,250 shares of Common Stock issuable upon the exercise of options.
(6)  Consists of 6,700 shares of Common Stock and 1,500 Warrants.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of such forms that it received, or written representations from reporting persons that no Form 5s were required for such persons, the Company believes that, during fiscal 1995, all Section 16(a) filing requirements were satisfied on a timely basis.

Compensation Committee Interlocks

     No interlocking relationship exists between the Company's Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

                  Executive Officer Summary Compensation Table

                                                                                                   Long-Term
                                                                                                  Compensation
                                                                                             ----------------------
                                                                                             Securities
                                                                            Other Annual     Underlying                  All Other
Name and Position                          Year      Salary        Bonus    Compensation     Options(#)     DER's(3)    Compensation
-----------------
Scott F. Hartman(1)                        1997     $130,833        --       $549,635(4)       40,000         --
                                           1996     $ 70,000        --           --           144,666         --
Chairman of the Board,
Secretary and Chief Executive Officer

W. Lance Anderson(1)                       1997     $130,833        --       $549,635(4)       40,000         --
                                           1996       70,000        --           --           144,666         --
President and Chief Operating Officer

Mark J. Kohlrus(2)                         1997     $100,000    $ 90,000         --            20,000          700           --
                                           1996        4,000        --           --            10,000         --             --
Senior Vice President, Treasurer and
Chief Financial Officer

----------
(1) Mr. Hartman and Mr. Anderson were reimbursed by the Company for services provided by them that were necessary and prudent in connection with the formation of the Company and its Private Placement in 1996, including payments in lieu of salary and for expenses directly attributable to the formation of the Company. Mr. Hartman and Mr. Anderson are each employed by the Company at a base salary $185,000 per year.
(2) Mr. Kohlrus' employment with the Company began on December 16, 1996. He currently has an annual base salary of $120,000 per year. Mr. Kohlrus is eligible to receive an annual bonus of up to 75 percent of his annual salary.
(3 Options granted to Mr. Hartman and Mr. Anderson which vested on the closing of the initial public offering were granted without Dividend Equivalent Rights ("DERs"). Options granted to Mr. Kohlrus which began to vest in December 1997 were granted with DERs.
(4)  Represents forgiveness of one tranche of founders' forgivable debt.

     Bonus Incentive Compensation Plan. A bonus incentive compensation plan has been established for certain executive and key officers of the Company and its affiliates, effective commencing with the fiscal year beginning January 1, 1998. The annual bonus pursuant to the bonus incentive compensation plan will be paid one-half in cash and one-half in shares of Common Stock of the Company, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder return on equity ("ROE") as follows:

ROE(1) in Excess of Base  Rate(2)  By:    Bonus  as percent of Average Net Worth(3) Outstanding
--------------------------------------    -----------------------------------------------------
zero or less                              0%
greater  than 0% but less than 6%         10% x (actual  ROE - Base  Rate)
Greater  than  6%                         (10% x 6%) + 15% x (Actual ROE - (Base  Rate + 6%))

Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of Common Stock, with the number of shares to be calculated based on the average price per share during the preceding year. The total pool may not exceed $1 million for fiscal years ending December 31, 1998, and December 31, 1999.

----------
(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the Company's monthly Net Income (adjusted to an annual rate) by its Average Net Worth for such month. For such calculations, the "Net Income" of the Company means the net income or net loss of the Company determined according to GAAP, but after deducting any dividends paid or payable on preferred stock that may be issued before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the bonus incentive compensation plan and is not related to the actual distributions received by stockholders. The bonus payments will be an operating expense of the Company.
(2) "Base Rate" is the average for each month of the Ten-Year U.S. Treasury Rate, plus four percent.
(3) "Average Net Worth" for any month means the arithmetic average of the sum of (i) the net proceeds from all offerings of equity securities by the Company since formation including exercise of Warrants and stock options and pursuant to the proposed DRP (but excluding any offerings of preferred stock in the future), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus
     (ii) the Company's retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

     Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson each acquired 108,333 Units (each Unit consisting of one share of Preferred Stock which converted to Common Stock at the closing of the Company's initial public offering and one Warrant) which were acquired at the price of $15 per Unit on December 9, 1996. Payment for such Units was made by delivering to the Company promissory notes, each in the amount of $1,624,995, bearing interest at eight percent per annum compounded annually and secured by the Units being acquired. Interest began accruing during the first year and is added to principal due under the note. The largest aggregate amount of indebtedness outstanding at any time during 1997 was $3,525,000 of which $275,000 was accrued interest. The aggregate amount outstanding at December 31, 1997 was $2,167,000. Thereafter, interest became payable quarterly and upon forgiveness or at maturity of the notes, which is at the end of the fifth fiscal period (as defined below).

     The principal amount of the notes is divided into three equal tranches. Payment of principal on each tranche will be forgiven by the Company, if the following incentive performance tests are achieved:

     o    During the first five fiscal periods after issuance of the notes:

          -- One tranche will be forgiven for each fiscal period as to which the Company generates a total return to investors in Units equal to or greater than 15 percent. The debt on the first tranche was forgiven and the Company recognized a non-cash charge against earnings of $1,083,330 for the fiscal period ending December 31, 1997.

          -- At the end of each of the five fiscal periods, all remaining tranches will be forgiven if the Company has generated a total cumulative return to investors in Units (from date of initial issuance of the notes) equal to or greater than 100 percent.

     o    For purposes of calculating the returns to such investors:

          -- The term "fiscal period" will refer to each of five periods. The first period commenced with the closing of the Private Placement on December 9, 1996, and ended on December 31, 1997, and, thereafter, each succeeding fiscal period extends for twelve months and ends on each December 31.

     o The term "return" for each fiscal period will mean the sum of (on a per Unit basis) (a) all cash dividends paid during (or declared with respect to) such fiscal period per share of Preferred Stock (or per share of Common Stock following conversion of the Preferred Stock upon completion of the initial public offering), (b) any increase or decrease in the price per share of Preferred Stock (or resulting Common Stock) during such fiscal period, measured by using the price per Unit to investors in the Private Placement as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods (except such shorter period as the Common Stock was traded in 1997), and (c) any increase or decrease in the price per Warrant during such fiscal period, determined in the same manner as in (b). For purposes of the fiscal period 15 percent return test, the total return for a given period will be equal to the sum of (a), (b) and (c) during the period, and for purposes of the cumulative 100 percent return test, the amounts in (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investor's investment in the Units (on a per Unit basis) without regard to timing of receipt of dividends or timing of increases in per share or per Warrant prices.

     o If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the note. In addition, a loan will be made by the Company to Messrs. Hartman and Anderson in the amount of (i) personal tax liability resulting from the forgiveness of debt, and (ii) interest accrued during the first year of the forgiven tranches. The note will bear interest at a floating market rate, will be secured by that proportionate number of Units that had secured the forgiven tranche of the note and will mature upon the earlier of the sale of those Units (or the underlying securities) or the termination of the officer's employment with the Company.

     Stock Option Plan. Options to acquire 334,332 shares of Common Stock were granted prior to the closing of the Company's initial public offering under the Company's 1996 Stock Option Plan. Of these options, 10,000 were granted to two non-employee directors and an additional 35,000 were granted to current employees (excluding the founders) and vested 25 percent on September 1, 1997 and will vest 25 percent on each anniversary of such date thereafter. Options granted to non-employee directors are exercisable at $0.01 per share. The 35,000 options granted to employees are exercisable at $2.50 per share. All such options were granted with related DERs. The remaining options were granted to the founders, exercisable at $15 per share, and vested upon closing of the initial public offering. These options were granted without DERs.

     The following table sets forth information concerning stock options granted during 1997 for each of the Board of Director members and Executive Officers.

                                      Individual Grants                                          Potential Realizable
                            -------------------------------------------------------                Value at Assumed
                                           Percent of                                              Annual Rates of
                                         Total Options                                                Stock Price
                                           Granted to      Exercise                                 Appreciation for
                                           Employees       Price or                                   Option Term
                               No.         During the     Base Price     Expiration       ----------------------------------
      Name                  Granted(1)        Year         ($/Share)        Date              5%($)                10%($)
Scott F. Hartman             40,000          18.55%        $  18.00        11/4/07        $1,172,804.13        $1,867,494.57
W. Lance Anderson            40,000          18.55%        $  18.00        11/4/07        $1,172,804.13        $1,867,949.57
Gregory T. Barmore            5,000           2.32%        $  18.00        11/4/07        $  146,600.52        $  233,438.82
Edward W. Mehrer              5,000           2.32%        $  18.00        11/4/07        $  146,600.52        $  233,438.82
Mark J. Kohlrus              20,000           9.27%        $  18.00        11/4/07        $  588,402.07        $  933,747.29

Total to Directors
  and Executive Officers    110,000          51.01%

Total shares granted        215,640

----------

(1) 25 percent of the options granted will vest in 1998 and 25 percent in each year thereafter.


                                       9


     The following table sets forth certain information with respect to the value of the options as of December 31, 1997 held by the named directors and executive officers.

                          Fiscal Year End Option Value


                       Shares Acquired                             Number of Securities             Value of Unexercised
                          On Exercise                             Underlying Unexercised               In-the-Money(1)
                                                                      Options as of                     Options as of
                                          Value Realized(2)         December 31, 1997                December 31, 1997(3)
     Name                (# of shares)          ($)            Exercisable   Unexercisable       Exercisable   Unexercisable
Scott F. Hartman              --                --              144,666          40,000           $117,541           --
W. Lance Anderson             --                --              144,666          40,000            117,541           --
Gregory T. Barmore            --                --                1,250           8,750             19,753        $59,259
Edward W. Mehrer              --                --                1,250           8,750             19,753         59,259
Mark J. Kohlrus              2,500           $33,275               --            27,500               --           99,844

(1) "In-the-Money" options are options whose exercise price was less than the market price of Common Stock at December 31, 1997.
(2) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.
(3)  Assuming a stock price of $15.8125 per share,  which was the closing  price of a share of Common Stock reported for the New York Stock Exchange--Composite Transactions on December 31, 1997.

     Employment Agreements. The Company has entered into employment agreements with the founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001, and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary described above and for participation by the subject officer in the bonus incentive compensation plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "Change in Control" of the Company as those terms are defined in the agreement, an amount, 50 percent payable immediately and 50 percent payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of the Company's book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with the Company for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 Stock Option Plan shall immediately vest. Section 280G of the Code may limit the deductibility of the payments to such officer by the Company for federal income tax purposes. "Change of Control" for purposes of the agreements would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, changes in the identity of a majority of the members of the Board of Directors of the Company (other than due to the death, disability or age of a director) or acquisitions of more than 25 percent of the combined voting power of the Company's capital stock, subject to certain limitations. Absent a "Change in Control," if the Company terminates the officer's employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of the Company's book value (exclusive of valuation adjustments) and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with the Company for a period of one year following the resignation.

Certain Transactions

     Transactions with Management. In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage, Inc. ("NovaStar Mortgage") for the purpose of engaging in the subprime lending business. Following the Company's Private Placement, NovaStar Mortgage began obtaining required licenses and permits, developing guidelines for the origination of mortgage loans through its wholesale lending channel and hiring critical senior personnel to put in place the infrastructure for its mortgage lending and servicing operations.

     Following the close of the Private Placement of Units in December 1996, the Company moved to implement the portion of its business strategy to be conducted through taxable affiliates. In February 1997, NFI Holding Corporation ("NFI Holding") was formed to serve as a holding company for such taxable affiliates. In March 1997, Messrs. Hartman and Anderson acquired all of the outstanding non-voting common stock of NFI Holding for a total price of $20,000 and the Company acquired all of the outstanding non-voting preferred stock of NFI Holding for a total price of $1,980,000. The voting common stock is entitled to one percent of the dividend distributions of NFI Holding and the preferred stock is entitled to 99 percent of such distributions. At the time of acquisition of the common stock, Messrs. Hartman and Anderson entered into an agreement of shareholders, to which the Company is a party, which contains certain management and control provisions and restrictions on transfer of the common stock. The obligations of Messrs. Hartman and Anderson under the agreement of shareholders are secured by the pledge of their common stock in NFI Holding. In February 1997, NFI Holding acquired all of the outstanding common stock of NovaStar Mortgage from Messrs. Hartman and Anderson. NovaStar Mortgage thereby became a wholly-owned subsidiary of Holding. Through NFI Holding, the Company thus owns a beneficial interest in 99 percent of the future dividend distributions attributable to NovaStar Mortgage.

     The Company has entered into a loan purchase agreement with NovaStar Mortgage pursuant to which the Company agrees to buy from time to time and
NovaStar Mortgage agrees to sell to the Company mortgage loans originated or acquired by NovaStar Mortgage. The loan purchase agreement is non-exclusive as to both parties and provides for a fair market value transfer of mortgage loans, generally on a servicing-released basis. The Company and NovaStar Mortgage also entered into a loan servicing agreement under which NovaStar Mortgage agrees to service mortgage loans for the Company initially for a fixed dollar fee per loan based on the fee in comparable arrangements. The servicing agreement became effective with the commencement of NovaStar Mortgage's servicing operation in July 1997. The Company and NovaStar Mortgage further entered into an administrative services outsourcing agreement, dated as of June 30, 1997, pursuant to which NovaStar Mortgage provides to the Company on a fee basis certain administrative services, including consulting with respect to the development of mortgage loan products, loan underwriting, loan funding and quality control.

     Indebtedness of Management. Messrs. Hartman and Anderson are indebted to the Company pursuant to forgivable promissory notes as described above.

     Certain Business Relationships. In connection with a commitment from General Electric Capital Corporation ("GE Capital") to purchase Units in the Company's Private Placement of Units in 1996, the Company agreed that so long as GE Capital owns at least ten percent of the outstanding Common Stock, assuming full exercise of all Warrants, GE Capital will have the right to appoint one director (of up to six authorized directors) or, alternatively, to have board observation rights so long as it maintains more than 20 percent of its initial investment in the Company. The current director serving pursuant to these provisions is Jenne K. Britell, who was elected to serve as an Independent Director with a term running until the 1999 annual meeting of stockholders.

     The Company also agreed, unless GE Capital waives its compliance, (i) to give GE Capital's insurance affiliate FGIC three years' right of first offer to issue credit enhancements on the Company's securitizations, (ii) to permit GE Capital's mortgage company affiliate GE Capital Mortgage Corporation to sell subprime mortgage loans, conforming to underwriting guidelines, to the Company on an arm's-length basis, and (iii) to pay, subject to the subsequent closing of the Private Placement, GE Capital's reasonable legal and consulting fees up to $40,000 incurred in the Private Placement. To ensure that any purchases of subprime mortgage loans from GE Capital Mortgage Corporation are executed at arms-length, the Company will obtain two independent prices related to any such transaction.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

     The  Compensation  Committee of the Board of Directors,  which is comprised
exclusively  of  independent   outside  directors,   administers  the  Company's
executive compensation program.

     NovaStar's compensation programs are designed to help attract and retain qualified and motivated individuals that will provide the leadership required to achieve our strategic goals, which includes sustaining long-term value based growth for stockholders. Our philosophy is to link management's compensation to the Company's profitability (return on stockholder equity, or ROE) and stock price. Our philosophy is also intended to encourage stock ownership by not only management, but all levels of employees. We believe a significant percentage of total executive compensation should be provided through incentive equity compensation that aligns management's interests with those of stockholders. Our goal is to make our executives' personal net worth heavily dependent on appreciation in the value of NovaStar stock over the long-term and their income dependent on the Company's dividends.

     The Company strives to integrate (i) reasonable levels of base salary, (ii) annual incentive equity bonus awards tied to operating performance, and (iii) stock option awards, to ensure management has a continuing stake in the long-term success of NovaStar.

     The Committee believes that senior management's base salaries are relatively low as compared to other comparable companies with whom the Company competes for management personnel. However, these executives have significant compensation potential if there are substantial returns generated to stockholders. Executive officers are eligible to receive equity-based compensation through the Company's incentive bonus plan. The bonus is paid annually one-half in cash and one-half in common stock. The program awards bonuses to executive officers out of a total pool determined by stockholder return on equity. The bonus pool is determined as follows:

ROE in excess of Base Rate              Bonus as a percent of Average Equity
--------------------------              ------------------------------------
Greater than 0% but less than 6%        10% x (Actual ROE - Base Rate)
Greater than 6%                         (10% x 6%)  15% x (Actual ROE - (Base Rate + 6%)

Base Rate is the average Ten Year U.S. Treasury Rate plus 4%

     Under the Company's 1996 Stock Option Plan, annual grants of stock options are awarded to officers and other key employees to retain and motivate such persons to sustain and improve long-term stock performance. Stock options are granted at the prevailing market value and have value to the holders only if NovaStar's stock price increases. Typically, grants become exercisable in four equal annual increments.

                                        Compensation Committee

                                        Gregory T. Barmore
                                        Edward W. Mehrer

PERFORMANCE GRAPH

     The following graph presents a total return comparison of the Company's Common Stock, since the Company's initial public offering on October 30, 1997 through December 31, 1997, to the S&P Composite-500 Stock Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Mortgage REIT Index. The total returns reflects stock price appreciation and the value of dividends of the Company's Common Stock and for each of the comparative indices. The information has been obtained from sources believed to be reliable but neither its accuracy nor its completeness is guaranteed. The total return performance shown on the graph is not necessarily indicative of future total return performance of the Company's Common Stock.

       Total Return Comparison Since the Company's Initial Public Offering
                           Through December 31, 1997*

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                                                   October 31,      December 31,
                                                      1997             1997

NovaStar Financial, Inc.                           $   100.00       $    88.42
S&P Composite-500 Index                                100.00           106.43
NAREIT Mortgage REIT Index                             100.00            94.17


* $100 invested on October 31, 1997 in stock or index, including reinvestment of dividends.

             ITEM 2 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the accounting firm of KPMG Peat Marwick LLP to audit the Company's financial statements for, and otherwise act as the Company's independent certified public accountants with respect to the year ending December 31, 1998. The Board of Director's selection of KPMG Peat Marwick LLP for the current fiscal year is being presented to stockholders for ratification at the Annual Meeting. To the Company's knowledge, neither KPMG Peat Marwick LLP nor any of its partners has any direct financial interest or any material indirect financial interest in the Company, or has had any connection since the inception of the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting.

The Board of Directors recommends that the shareholders vote "FOR" the proposal to select KPMG Peat Marwick LLP as the Company's independent certified public accountants.

            ITEM 3 - PROPOSAL TO APPROVE TECHNICAL AMENDMENTS TO THE
           COMPANY'S CHARTER (I) TO CONFORM TO THE REQUIREMENTS OF THE
       NEW YORK STOCK EXCHANGE AND (II) TO CLARIFY THE APPLICATION OF THE
        COMPANY'S 9.8% REIT-QUALIFYING STOCK OWNERSHIP RESTRICTIONPRIVATE

     The Board of Directors has unanimously approved proposed amendments to the Company's Articles of Amendment and Restatement (the "Charter") and recommends the shareholders approve the adoption of the amendments.

     First, Section 11.2.10 would be amended to read as follows:

          "Section  11.2.10  Settlements.  Nothing  contained  in this
     Article XI or in any provision hereof shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Following settlement, any transferee in such transaction shall be subject to all the provisions and limitations set forth in this Article XI."

     This change in the above-referenced Section will conform the language of the Section to the requirements of the New York Stock Exchange. It will not affect in any way the validity or transferability of stock certificates currently outstanding, nor will the change affect in any way the capital structure of the Company.

     Second, the definition of "Beneficial Ownership" contained in Section 11.1 would be amended to read as follows:

          "Section 11.1 Beneficial Ownership. The term "Beneficial Ownership" shall mean beneficial ownership as determined under Rule 13d-3, as amended from time to time, adopted pursuant to the Securities Exchange Act of 1934 (the "1934 Act") of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings."

     This change in the above-referenced Section will clarify the definition of "Beneficial Ownership" in order to remove any ambiguity in the application of the 9.8% REIT-qualifying stock ownership restriction. At present, the definition is ambiguous and requires the Board of Directors to interpret its application. The change will provide an objective reference for determining beneficial ownership that investors may rely upon in advance in making their purchase decisions. In addition, the reference adopted, Rule 13d-3, is already being applied for 1934 Act reporting purposes by all investors with significant holdings that might be in danger of exceeding the Charter's ownership limitations. The definition of beneficial ownership, when read with the REIT-qualifying provisions in the Charter restricting the ownership of capital stock, may limit opportunities for stockholders to receive a premium for their securities that might otherwise exist if any person were to attempt to assemble a block of shares in excess of the number of shares permitted under the Charter. The amendment will not affect in any way the validity or transferability of stock certificates currently outstanding, and nor will the change affect in any way the capital structure of the Company.

     The adoption of the proposal to amend the language in the above-referenced Sections requires the affirmative vote of the majority of the shares of Common Stock of the Company which are outstanding and eligible to vote. If the amendments are adopted by the shareholders, they will become effective upon the filing of the certificate of amendment of the Charter with the Maryland
Department of Assessments and Taxation. Such filing is expected to be accomplished immediately after the annual meeting of shareholders.

     The Board of Directors recommends that the shareholders vote "FOR" the proposal to amend these Sections of the Charter.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters which may be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgments.

                   STOCKHOLDER PROPOSALS - 1999 ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming stockholder's meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before November 30, 1998 in order to be considered for inclusion in the Company's proxy statement and form proxy relating to such meeting.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        Scott F. Hartman
                                        Chairman of the Board and Secretary

Westwood, Kansas
March 30, 1998

                            NOVASTAR FINANCIAL, INC.
                                REVOCABLE PROXY

               For Annual Meeting of Shareholders on May 13, 1998
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Scott F. Hartman and Mark J. Kohirus, and each of them, with full power of substitution to act as attorneys and proxies for the undersigned to vote, as designated on the reverse side of this proxy, all shares of the Common Stock of NovaStar Financial, Inc. (the "Company") which the undersigned is entitled to vote at the Company's 1998 Annual Meeting of Shareholders to be held at the Crowne Plaza Hotel, 4445 Main Street, Kansas City, MO on May 13, 1998 at 3:00 p.m., Central Daylight Time, and at any and all adjournments thereof.

Item 1 - ELECTION OF DIRECTORS.

            The Board recommends a vote FOR each of the listed items


|_| FOR the nominees listed below       |_|  WITHHOLD authority to vote for the
                                             nominees listed below.

                Nominees: W. Lance Anderson & Gregory T. Barmore

INSTRUCTION: To withhold authority to vote for any individual nominee, check the "FOR" box and strike a line through that nominee's name.

Item 2 - RATIFICATION OF KPMG PEAT MARWICK as independent public accountants for the fiscal year ending December 31, 1998.

                    FOR            AGAINST             ABSTAIN
                    |_|              |_|                 |_|

Item 3 - TECHNICAL AMENDMENTS TO COMPANY'S CHARTER to conform to New York Stock Exchange requirements and clarify REIT stock ownership restriction.

                    FOR            AGAINST             ABSTAIN
                    |_|              |_|                 |_|


                           (Please See Reverse Side)

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR EACH PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.



                                        Date:_____________________________, 1998


                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature


                                        (Please  sign exactly as name appears on
                                        stock   certificate.   Where   stock  is
                                        registered  jointly,   all  owners  must
                                        sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

                                        Please complete, sign and date this proxy and return it in the enclosed envelope.